CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Prospectus and Statement of Additional Information constituting parts of this Post-Effective Amendment No. 19 to the registration statement on Form N-1A (the "Registration Statement") of our report dated July 24, 1998, relating to the financial statements and financial highlights appearing in the June 30, 1998 Annual Report to Shareholders of Eastcliff Growth Fund, Eastcliff Total Return Fund, Eastcliff Regional Small Capitalization Value Fund and Eastcliff Contrarian Value Fund (four of five portfolios constituting Eastcliff Funds, Inc.), portions of which are incorporated by reference into the Registration Statement. We also consent to the reference to us under the heading "Independent Accountants" in the Statement of Additional Information.


/s/ PricewaterhouseCoopers LLP
-------------------------------
PricewaterhouseCoopers LLP
Milwaukee, Wisconsin
July 13, 1999